Exhibit 99.1
Newfield Exploration Resets 2009-10 Crude Oil Hedges
FOR IMMEDIATE RELEASE
     Houston – (May 21, 2008) — Newfield Exploration Company (NYSE:NFX) announced today that it had reset its oil hedge positions for 2009 and 2010 on approximately 6.6 million barrels (MMBbls) of anticipated production. The new positions are:
2009 – fixed price swaps on 3.3 MMBbls with a volume weighted average price of $128.93 per barrel; and
2010 – “put spreads” covering approximately 3.3 MMBbls by purchasing “at the money” puts at $127.29 per barrel and selling puts at $105.58 per barrel, which retains the upside benefit for prices in excess of $127.29 per barrel and provides protection of up to $22.39 per barrel for prices below $105.58 per barrel.
     The cost to reset these hedges was approximately $520 million and was funded through cash on hand and borrowings under our credit arrangements. The costs of the transactions will be recovered through higher realized prices in 2009-10.
     “With the exception of the net cost of the puts we purchased, resetting our hedge position is balance sheet neutral. Our future results of operations will more accurately reflect the cash flow from our growing oil production,” said David Trice, Chairman, President and CEO. “These hedges originated with our 2004 acquisition of the Monument Butte field in the Uinta Basin of northeast Utah.”
     For a complete table on our hedging positions, please see our @NFX publication located at www.newfield.com.
     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia and China.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com